Exhibit 10.1

GABLES RESIDENTIAL TRUST

Senior Executive Severance Agreement

AGREEMENT made as of this 16th day of March, 2001 by and among Gables Residential Trust, a Maryland business trust with its principal place of business in Atlanta, Georgia (the "Company"), and Chris D. Wheeler (the "Executive"), an individual presently employed as the President and Chief Executive Officer of the Company.

1.         Purpose. The Company considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel. The Board of Trustees of the Company (the "Board") recognizes, however, that, as is the case with many publicly held corporations, the possibility of a Change in Control (as defined in Section 2 hereof) exists and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders. Therefore, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control. Nothing in this Agreement shall be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Executive and the Company, the Executive shall not have any right to be retained in the employ of the Company.

2.         Change in Control. For purposes of this Agreement, a "Change in Control" shall mean the occurrence of any one of the following events:

(a)        any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Act") (other than the Company, any of its Subsidiaries (as defined below), or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its Subsidiaries), together with all "affiliates" and "associates" (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the "beneficial owner" (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 40% or more of either (i) the combined voting power of the Company's then outstanding securities having the right to vote in an election of the Board ("Voting Securities") or (ii) the then outstanding common shares of beneficial interest, par value $.01 per share, of the Company ("Shares") (in either such case other than as a result of an acquisition of securities directly from the Company); or

(b)        individuals who, as of the date hereof, constitute the Board (the "Incumbent Members") cease for any reason to constitute at least a majority of the Board, provided, however, that any individual becoming a trustee of the Company subsequent to the date hereof (excluding, for this purpose, (A) any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, and (B) any individual whose initial assumption of office is in connection with a merger or consolidation, involving an unrelated entity), whose election or nomination for election by the Company's shareholders was approved by a vote of at least a majority of the persons then comprising Incumbent Members shall for purposes of this Agreement be considered an Incumbent Member; or

(c)        the consummation of a consolidation or merger of the Company where the shareholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, "beneficially own" (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate 50% or more of the voting shares of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any) (the "Resulting Corporation"); or

(d)        the shareholders of the Company shall approve (A) any sale, lease, exchange or other transfer to an unrelated party (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company or (B) any plan or proposal for the liquidation or dissolution of the Company.

Notwithstanding the foregoing, a "Change in Control" shall not be deemed to have occurred for purposes of the foregoing clause (a) solely as the result of an acquisition of securities by the Company which, by reducing the number of Shares or other Voting Securities outstanding, increases (x) the proportionate number of Shares beneficially owned by any person to 40% or more of the Shares then outstanding or (y) the proportionate voting power represented by the Voting Securities beneficially owned by any person to 40% or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if such person referred to in clause (x) or (y) of this sentence shall thereafter become the beneficial owner of any additional Shares or Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns 40% or more of the combined voting power of all the outstanding Voting Securities or 40% or more of the Shares then outstanding, then a "Change in Control" shall be deemed to have occurred for purposes of the foregoing clause (a).

Notwithstanding the foregoing, a "Change in Control" shall not be deemed to have occurred for purposes of the foregoing clause (c) if after the consummation of a consolidation or merger of the Company where the shareholders of the Company, immediately prior to the consolidation or merger, would, immediately after the consolidation or merger, "beneficially own" (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate less than 50% or more of the voting shares of the Resulting Corporation, the Incumbent Members constitute at least 50% of the board of directors or board of trustees of the Resulting Corporation and the Chairman and Chief Executive Officer of the Company prior to the consolidation or merger remains the Chief Executive Officer of the Resulting Company immediately after the consolidation or merger.

            As used in this definition of "Change in Control," the term "Subsidiary" means Gables Realty Limited Partnership, Gables Residential Services, Inc., Gables Central Construction, Inc., and Gables East Construction, Inc., and any corporation or other entity (other than the Company) in any unbroken chain of corporations or other entities, beginning with the Company if each of the corporations or entities (other than the last corporation or entity in the unbroken chain) owns stock or other interests possessing 50% or more of the economic interest or the total combined voting power of all classes of stock or other interests in one of the other corporations or entities in the chain.

3.         Terminating Event. A "Terminating Event" shall mean any of the events provided in this Section 3 occurring within 24 months following a Change in Control:

(a)        termination by the Company of the employment of the Executive with the Company and its Subsidiaries for any reason other than the death of the Executive. A Terminating Event shall not be deemed to have occurred pursuant to this Section 3(a) solely as a result of the Executive being an employee of any direct or indirect successor to the business or assets of the Company, rather than continuing as an employee of the Company following a Change in Control; or

(b)        termination by the Executive of the Executive's employment with the Company and its Subsidiaries for any reason other than the death of the Executive.

4.         Special Termination Payments. In the event a Terminating Event occurs within 24 months after a Change in Control, subject to the signing by Executive of a release of employment-related claims reasonably acceptable to the Company (or its successor),

(a)        the Company shall pay to the Executive an amount equal to three (3) times the sum of Executive's (i) most recent annual base salary (or Executive's annual base salary immediately prior to the Change in Control, if higher), (ii) the cash bonus awarded for the fiscal year of the Company most recently ended prior to the Change of Control, if any, and (iii) the value of the entire restricted stock grant (determined using the fair market value on the date of grant, less consideration paid, if any, of both the vested and unvested portion of the total grant, without regard to any restrictions thereon) awarded for the fiscal year of the Company most recently ended prior to the Change of Control, if any.

Said amount shall be paid in one lump sum payment no later than 31 days following the date of termination; and

(b)        the Company shall pay to the Executive all reasonable legal and mediation fees and expenses incurred by the Executive in obtaining or enforcing any right or benefit provided by this Agreement, except in cases involving frivolous or bad faith litigation initiated by the Executive.

Notwithstanding the foregoing, the special termination benefits required by Section 4(a) hereof shall be reduced by any amount paid or payable to the Executive by the Company pursuant to the Employment Agreement dated March 16, 1998 between the Company and the Executive, as amended (or any similar agreement to which the Executive becomes a party after the date hereof), on account of the termination of employment of the Executive.

5.         Term. This Agreement shall take effect on the date first set forth above and shall terminate upon the earliest of (a) the resignation or voluntary termination of the Executive for any reason prior to a Change in Control; or (b) 24 months plus one day following a Change in Control.

6.         Withholding. All payments made by the Company under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

7.         No Mitigation; Disputes; Etc.

(a)        No Mitigation. The Company agrees that, if the Executive's employment by the Company is terminated during the term of this Agreement, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to Section 4 hereof. Further, the amount of any payment provided for in this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, or otherwise.

(b)        Mediation of Disputes. The parties shall endeavor in good faith to settle within 90 days any controversy or claim arising out of or relating to this Agreement or the breach thereof through mediation with JAMS, Endispute or similar organizations. If the controversy or claim is not resolved within 90 days, the parties shall be free to pursue other legal remedies in law or equity.

8.         Assignment; Prior Agreements. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party, and without such consent any attempted transfer shall be null and void and of no effect. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns. In the event of the Executive's death after a Terminating Event but prior to the completion by the Company of all payments due him under Section 4 of this Agreement, the Company shall continue such payments to the Executive's beneficiary designated in writing to the Company prior to his death (or to his estate, if the Executive fails to make such designation).

9.         Certain Provisions of Employment Agreement Superceded. In consideration of the protections provided by this Agreement, Executive acknowledges that the provisions in his Employment Agreement with the Company dated March 16, 1998 relating to severance payments in connection with a Change of Control Event (as defined in the Employment Agreement) are hereby superceded and shall not have any further force or effect.

10.       Enforceability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

11.       Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

12.       Notices. Any notices, requests, demands, and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid, to the Executive at the last address the Executive has filed in writing with the Company, or to the Company at its main office, attention of the Board of Trustees.

13.       Effect on Other Plans. Nothing in this Agreement shall be construed to limit the rights of the Executive under the Company's benefit plans, programs or policies.

14.       Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

15.       Governing Law. This is a Maryland contract and shall be construed under and be governed in all respects by the laws of the State of Maryland.

16.       Obligations of Successors. In addition to any obligations imposed by law upon any successor to the Company, the Company will use their best efforts to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company by its duly authorized officer and by the Executive, as of the date first above written.

GABLES RESIDENTIAL TRUST

251:
By: /s/ Chris D. Wheeler Name: Chris D. Wheeler Title: Chief Executive Officer

/s/ Chris D. Wheeler Chris D. Wheeler

By: /s/ Mike Miles Mike Miles Trustee and Chairman of the Compensation Committee